Exhibit 10.2
PERFORMANCE BASED LONG TERM EXECUTIVE INCENTIVE RESTRICTED STOCK GRANTS
“On June 14, 2011, the Board of Directors approved the award of Restricted Stock Units (“Awards”) tied to the long-term performance of the Company. These Awards are designed to further tie executive compensation to long term profitability growth. These performance based Restricted Stock Units are granted to senior management, including Named Executive Officers and other eligible Key Employees, under the Company’s 1994 Stock Incentive Plan as amended. The 2011 Long Term Incentive Awards are intended to place additional emphasis on creating long-term shareholder value and strengthen the link between executive compensation and the achievement of long-term financial objectives.
The Awards are divided into two long-term incentive components, LTI “A” and LTI “B”, and eligible participants may potentially participate in one, or both components at the discretion of the Board of Directors and the Compensation Committee. A list of participants will be approved by the Board of Directors each year, and all past participants must re-qualify each year.
The LTI “A” Award provides selected participants who achieve at least 100% of their financial and personal performance objectives the opportunity to forego up to 25% of their achieved target performance based annual cash incentive award in exchange for deferred compensation units equal in value to 50% of their achieved target performance based annual cash incentive award. If the eligible participant accepts the opportunity, they will be paid 75% of their achieved target performance based cash incentive award, and the Company will convert the deferred compensation units into a Restricted Stock Unit Award of the same value. The Restricted Stock Unit Award will vest at the rate of 25% per year on the first through fourth anniversaries of the grant date.
The LTI “B” Award allows the Board of Directors, in their sole discretion, to award grants of performance based Restricted Stock (or Deferred Compensation or Restricted Stock Units) to Key Employees on an annual or other periodic basis when the Company has achieved at least 100% of the Board approved financial plan in the prior year. Management will present their recommendations for grant awards to eligible participants at the annual Compensation Committee Meeting in March. Eligible participants must participate in the LTI “A” program to be considered for participation in the LTI “B” program. Awards granted become eligible for vesting at the rate of 12.5% each year, with eligibility for vesting contingent upon achieving annual Earnings per Share (EPS) targets set by the Board of Directors at the time the Restricted Stock Units are granted. Up to 50% of the total award will vest on the fourth anniversary of the grant date, and an additional 12.5% will vest on each subsequent anniversary date (years 5 through 8 from the grant date) if annual EPS targets are achieved. For any year an annual EPS target is not met, vesting eligibility for the 12.5% of shares/units applicable to that year will not occur, however, a one year “catch-up” provision will apply. If the subsequent year’s EPS target is achieved, both the previous year’s 12.5% and the current year’s 12.5% will become eligible for vesting. All unvested Restricted Stock Units are forfeited if the executive leaves the company under any unapproved conditions.